EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                            THREE MONTHS ENDED
                                                 MARCH 31,

                                           1996               1995
                                       ---------------------------
NET INCOME..........................   $  259,856       $  391,677
                                       ===========================


PRIMARY
Average shares outstanding..........    1,491,698        1,491,698

Net effect of dilutive stock options
 -- based on the treasury stock
 method using average market price..       97,450           86,477
                                       ---------------------------
TOTAL...............................    1,589,148        1,578,175
                                       ===========================

PER SHARE AMOUNT....................   $     0.16       $     0.25
                                       ===========================

FULLY DILUTED
Average shares outstanding..........    1,491,698        1,491,698

Net effect of dilutive stock options
 -- based on the treasury stock method
 using the period-end market price, if
 it is dilutive more than 3%........       97,358           87,015
                                       ---------------------------
TOTAL...............................    1,589,056        1,578,713
                                       ===========================

PER SHARE AMOUNT....................   $     0.16       $     0.25
                                       ===========================